Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related prospectus of Kos Pharmaceuticals, Inc. and subsidiaries (the “Company”) for the registration of $200,000,000 of shares of common stock, preferred stock and options, warrants or other rights to purchase shares of common or preferred stock for sale by the Company and up to an aggregate of 1,500,000 shares of common stock to be sold by the selling shareholder named under the caption “Selling Shareholder”, to the incorporation by reference therein of our reports dated February 12, 2003, except for Note 13, as to which the date is March 4, 2003, with respect to the consolidated financial statements and schedule of Kos Pharmaceuticals, Inc. and subsidiaries included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida,
October 8, 2003